EXHIBIT 99.1

ZIVO Bioscience Announces Pricing of $4.0 Million Registered Direct Offering Priced At-The-Market

BLOOMFIELD HILLS, Mich., June 30, 2023 --(BUSINESS WIRE)-- Zivo Bioscience, Inc. (NASDAQ: ZIVO), a biotech/agtech R&D company engaged in the development of therapeutic, medicinal and nutritional product candidates derived from proprietary algal cultures, today announced that it has entered into a securities purchase agreement with a single institutional investor to purchase 1,498,130 shares of common stock (or pre-funded warrants in lieu thereof) in a registered direct offering priced at-the-market under Nasdaq rules. In a concurrent private placement, the Company also agreed to issue and sell to the investor Series A warrants to purchase up to an aggregate of 1,498,130 shares of common stock and Series B warrants to purchase up to an aggregate of 1,498,130 shares of common stock. The combined effective offering price for each share of common stock (or pre-funded warrant in lieu thereof) and accompanying Series A and Series B warrant is $2.67.

The gross proceeds to the Company from the registered direct offering and concurrent private placement are estimated to be approximately $4.0 million before deducting the placement agent’s fees and other estimated offering expenses payable by the Company. The offering is expected to close on or about July 5, 2023, subject to the satisfaction of customary closing conditions.

Maxim Group LLC is acting as the sole placement agent in connection with the offering.

Each series of warrants will have an exercise price of $2.80 per share and will be immediately exercisable. The Series A warrants will have a term of two years from the date of issuance and the Series B warrants will have a term of five years from the date of issuance.

The shares of common stock (or pre-funded warrants in lieu thereof) are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333- 259082), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 3, 2021. The offering of shares of common stock (or pre-funded warrants in lieu thereof) will be made only by means of a prospectus supplement that forms a part of such registration statement. The warrants to be issued in the concurrent private placement and the shares issuable upon exercise of such warrants were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and have not been registered under the Act or applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A prospectus supplement relating to the shares of common stock and pre-funded warrants will be filed by the Company with the SEC. When available, copies of the prospectus supplement relating to the registered direct offering, together with the accompanying prospectus, can be obtained at the SEC's website at www.sec.gov or from Maxim Group LLC, 300 Park Avenue, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@maximgrp.com or telephone at (212) 895-3500.

About ZIVO Bioscience

ZIVO Bioscience is a research and development company with an intellectual property portfolio comprised of proprietary algal and bacterial strains, biologically active molecules and complexes, production techniques, cultivation techniques and patented or patent pending inventions for applications in human and animal health. Please visit www.zivobioscience.com for more information.

Forward-Looking Statements

Except for any historical information, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although ZIVO believes that we have a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Our actual future results may be materially different from what we expect due to factors largely outside our control, including risks that our strategic partnerships may not facilitate the commercialization or market acceptance of our products; risks that our products may not be ready for commercialization in a timely manner or at all; risks that our products will not perform as expected based on results of our pre-clinical and clinical trials; our ability to raise additional funds; uncertainties inherent in the development process of our products; changes in regulatory requirements or decisions of regulatory authorities; the size and growth potential of the markets for our products; the results of clinical trials, our ability to protect our intellectual property rights and other risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in our filings with the Securities and Exchange Commission. These forward–looking statements speak only as of the date of this press release and ZIVO undertakes no obligation to revise or update any forward–looking statements for any reason, even if new information becomes available in the future.

ZIVO Bioscience, Inc.

Keith Marchiando, Chief Financial Officer

(248) 452-9866 x130

kmarchiando@zivobioscience.com

LHA Investor Relations

Tirth T. Patel

(212) 201-6614

tpatel@lhai.com